EXHIBIT 99.1

Contact	Marcel Goldstein	FINAL
	Corporate Media Relations	Moved on Business Wire
	CSC	October 30, 2013
703.641.3271
mgoldstein@csc.com

Steve Virostek
Investor Relations
703.641.3000
investorrelations@csc.com

CSC Delivers Continued Earnings and Margin Growth
Diluted EPS from Continuing Operations of $0.93, up $0.24 YoY
Income from Continuing Operations of $146 Million, up $30 Million YoY
Operating Income of $338 Million, up $29 Million Sequentially and $76 Million YoY
Operating Income Margin of 10.6% Improved from 9.5% in Q1 2014 and 7.4% in Q2 2013
Maintaining FY 2014 Target Range for EPS from Continuing Operations of $3.50 - $3.70

FALLS CHURCH, Va., October 30 - CSC (NYSE: CSC) today reported diluted earnings per share of $1.34 consisting of $0.93 from continuing operations and $0.41 from discontinued operations for the second quarter of fiscal 2014. In the second quarter of 2013, CSC reported $0.83 of diluted earnings per share consisting of $0.69 from continuing operations and $0.14 from discontinued operations. Total revenue was $3.19 billion, a decline of 9% in constant currency when compared to $3.53 billion from the year ago period. However, on a more comparable basis, revenue declined by 7% in constant currency.

“In our commercial business, we are seeing early signs of improvement in book-to-bill and pipeline growth as a result of our investments in salespeople, sales support and next-generation IT services offerings,” said Mike Lawrie, president and CEO. “The Federal business is delivering strong profitability and margin growth amidst uncertainty in government spending. And our cost takeout actions across the company are contributing to our earnings growth.”

Financial Highlights

•	EPS from continuing operations of $0.93 for the second quarter, flat sequentially and an increase of $0.24 from the second quarter of fiscal 2013.

•	Net income was $209 million for the second quarter, an increase of $50 million sequentially and $71 million from the prior year.

•
Operating income was $338 million, an increase of $29 million sequentially and $76 million when compared with the prior year. Operating income margin was 10.6% for the quarter, an increase when compared with 9.5% on a sequential basis and 7.4% in the prior year.

EXHIBIT 99.1

•
Earnings before interest and taxes (EBIT) was $248 million, an increase of $2 million sequentially and $45 million when compared with the second quarter of fiscal 2013. EBIT margin of 7.8% improved from 7.6% on a sequential basis and 5.8% in the prior year.

•
Operating cash flow of $270 million in the quarter compares with $444 million in the prior year. Last year’s result includes a $110 million settlement payment from the UK National Health Service (NHS) and $22 million from divested businesses.

•	Free cash flow of $86 million compares with $105 million in the prior period excluding the settlement payment and net contributions from divested businesses.

•	Ending cash and cash equivalents were $2.1 billion as of September 27, 2013, an increase of $245 million over the prior year.

Global Business Services

GBS offerings include consulting, industry software & solutions, business process services, and applications services. Revenue was $1.05 billion in the quarter which compares with revenue of $1.20 billion in the year ago quarter. Excluding $69 million from a divested IT staffing business in the year-ago period, GBS revenue decreased by 7% in constant currency. Operating margin excluding restructuring increased to 11.7% from 8.2% in the prior year, primarily due to the company’s cost takeout efforts. New business awards for GBS were $1.3 billion in the quarter.

Global Infrastructure Services

GIS provides managed and virtual desktop solutions, unified communications and collaboration services, data center management, as well as CSC's next generation Cloud offerings including secure Infrastructure as a Service (IaaS), private Cloud solutions, CloudMail and Storage as a Service (SaaS).

GIS revenue was $1.12 billion in the quarter, a 3% decrease in constant currency from $1.16 billion in the prior year as the company terminated or restructured less profitable contracts. Operating margin excluding restructuring increased to 9.3% from 7.1% in the prior year as the business benefitted from cost takeout initiatives and better contract performance. GIS reported new business awards of $800 million in the quarter.

North American Public Sector

NPS provides mission-specific IT services, infrastructure and business services primarily to the U.S. federal government. NPS revenue was $1.05 billion in the quarter, a decline of 12% as compared to $1.19 billion in the second quarter of fiscal 2013. Revenue in the quarter was impacted by the continuing Federal budget uncertainties and delays in new contract awards. Operating margin improved to 14.9% versus 12.0% in the prior year due to the benefit of our cost takeout initiatives and better performance on fixed price contracts. New business awards for NPS were $2.1 billion in the quarter.

Returning Capital to Shareholders

During the second quarter, CSC returned $132 million to shareholders consisting of $30 million in common stock dividends and $102 million of share repurchases. CSC repurchased 2.0 million shares at an average price of $49.85 per share during the quarter. CSC had 147,631,192 basic shares outstanding on September 27, 2013.

EXHIBIT 99.1

Conference Call and Webcast

CSC senior management will host a conference call and Webcast at 5 p.m. today. The dial-in number for domestic callers is 800-768-6563. Callers who reside outside of the United States or Canada should dial 785-830-7991. The passcode for all participants is 7725133. The webcast audio and any presentation slides will be available on CSC’s Investor Relations site.

A replay of the conference call will be available from approximately two hours after the conclusion of the call until November 6, 2013. The replay dial-in number is 888-203-1112 for domestic callers and 719-457-0820 for callers who reside outside of the United States and Canada. The replay passcode is also 7725133.

Non-GAAP Measures

In an effort to provide investors with additional information regarding the Company’s preliminary results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release preliminary non-GAAP information which management believes provides useful information to investors, including: operating income, operating margin, earnings before interest and taxes (EBIT), EBIT margin, and free cash flow. Reconciliations of the preliminary non-GAAP measures to the respective and most directly comparable GAAP measures, as well as the rationale for management’s use of non-GAAP measures, is included below.

About CSC

CSC is a global leader of next-generation information technology (IT) services and solutions. The company's mission is to enable superior returns on clients’ technology investments through best-in-class industry solutions, domain expertise and global scale.  CSC has approximately 81,000 employees and reported revenue of $13.5 billion for the 12 months ended September 27, 2013.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended March 29, 2013 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

EXHIBIT 99.1

Business Segment Revenues, Operating Income and Operating Margins
(preliminary and unaudited)

Revenues by Segment
	Quarter Ended
(Amounts in millions)	September 27, 2013	September 28, 2012	% Change	% Change in Constant Currency
Global Business Services	$1,047	$1,200	(12.8)%	(12.5)%
Global Infrastructure Services	1,121	1,163	(3.6)%	(2.6)%
North American Public Sector	1,052	1,190	(11.6)%	(11.6)%
Corporate & Eliminations	(33)	(25)	—	—
Total Revenues	$3,187	$3,528	(9.7)%	(9.2)%

	Six Months Ended
(Amounts in millions)	September 27, 2013	September 28, 2012	% Change	% Change at Constant Currency
Global Business Services	$2,124	$2,473	(14.1)%	(13.7)%
Global Infrastructure Services	2,271	2,366	(4.0)%	(3.2)%
North American Public Sector	2,105	2,373	(11.3)%	(11.3)%
Corporate and Eliminations	(59)	(56)	—	—
Total Revenues	$6,441	$7,156	(10.0)%	(9.6)%

Operating Income and Operating Margins by Segment
	Quarter Ended
	September 27, 2013		September 28, 2012
(Amounts in millions)	Operating Income	Operating Margin	Operating Income	Operating Margin
Global Business Services	$114	10.9%	$81	6.8%
Global Infrastructure Services	98	8.7%	42	3.6%
North American Public Sector	157	14.9%	143	12.0%
Corporate & Eliminations	(31)	—	(4)	—
Total Operating Income	$338	10.6%	$262	7.4%

Operating Income and Operating Margins by Segment
	Six Months Ended
	September 27, 2013		September 28, 2012
(Amounts in millions)	Operating Income	Operating Margin	Operating Income	Operating Margin
Global Business Services	$220	10.4%	$152	6.1%
Global Infrastructure Services	180	7.9%	58	2.5%
North American Public Sector	278	13.2%	236	9.9%
Corporate & Eliminations	(31)	—	(33)	—
Total Operating Income	$647	10.0%	$413	5.8%

EXHIBIT 99.1

Consolidated Condensed Statements of Operations
(preliminary and unaudited)

	Quarter Ended		Six Months Ended
(Amounts in millions, except per-share amounts)	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012

Revenues	$3,187	$3,528	$6,441	$7,156

Costs of services (excludes depreciation and amortization and restructuring costs ($17 and $56 for the second quarter of fiscal 2014 and 2013, respectively, and $24 and $83 for the first six months of fiscal 2014 and 2013, respectively))	2,338	2,713	4,794	5,680
Selling, general and administrative (excludes restructuring costs ($(2) and $2 for both the second quarter and first six months of fiscal 2014 and 2013, respectively))	316	294	608	575
Depreciation and amortization	248	271	502	533
Restructuring costs	15	58	22	85
Interest expense	35	46	74	90
Interest income	(3)	(5)	(7)	(10)
Other (income) expense, net	22	(11)	21	1
Total costs and expenses	2,971	3,366	6,014	6,954

Income from continuing operations before taxes	216	162	427	202
Taxes on income	70	46	136	65
Income from continuing operations	146	116	291	137
Income from discontinued operations, net of taxes	63	22	77	43
Net income	209	138	368	180
Less: net income attributable to noncontrolling interest, net of tax	6	8	9	10
Net income attributable to CSC common stockholders	$203	$130	$359	$170

Earnings per common share
Basic:
Continuing operations	$0.95	$0.70	$1.89	$0.81
Discontinued operations	0.42	0.14	0.52	0.28
	$1.37	$0.84	$2.41	$1.09
Diluted:
Continuing operations	$0.93	$0.69	$1.86	$0.81
Discontinued operations	0.41	0.14	0.51	0.28
	$1.34	$0.83	$2.37	$1.09

Cash dividend per common share	$0.20	$0.20	0.40	0.40

Weighted average common shares outstanding for:
Basic EPS	148.047	155.360	148.951	155.293
Diluted	150.973	155.754	151.476	155.742

EXHIBIT 99.1

Selected Balance Sheet Data
(preliminary and unaudited)

	As of
(Amounts in millions)	September 27, 2013	March 29, 2013

Assets
Cash and cash equivalents	$2,095	$2,054
Receivables, net	2,823	3,199
Prepaid expenses and other current assets	409	420
Total current assets	5,327	5,673

Property and equipment, net	2,086	2,184
Software, net	603	611
Outsourcing contract costs, net	472	505
Goodwill	1,474	1,516
Other assets	811	762
Total Assets	$10,773	$11,251

Liabilities
Short-term debt and current maturities of long-term debt	$254	$234
Accounts payable	306	373
Accrued payroll and related costs	614	653
Accrued expenses and other current liabilities	1,052	1,425
Deferred revenue and advance contract payments	593	630
Income taxes payable and deferred income taxes	18	34
Total current liabilities	2,837	3,349

Long-term debt, net of current maturities	2,448	2,498
Income tax liabilities and deferred income taxes	494	501
Other long-term liabilities	1,686	1,743

Total Equity	3,308	3,160

Total Liabilities and Equity	$10,773	$11,251

Debt as a percentage of total capitalization	45.0%	46.4%

EXHIBIT 99.1

Consolidated Condensed Statements of Cash Flows
(preliminary and unaudited)

	Six Months Ended
(Amounts in millions)	September 27, 2013	September 28, 2012
Cash flows from operating activities:
Net income	$368	$180
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	502	533
Stock-based compensation	33	20
(Gain) loss on dispositions	(86)	11
Excess tax benefit from stock based compensation	(5)	—
Unrealized foreign currency exchange gain	(22)	(71)
Other non cash charges, net	21	30
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in assets	60	55
Decrease in liabilities	(388)	(93)
Net cash provided by operating activities	483	665

Cash flows from investing activities:
Purchases of property and equipment	(188)	(215)
Payments for outsourcing contract costs	(38)	(61)
Payments for acquisitions, net of cash acquired	(27)	(34)
Proceeds from business dispositions	232	2
Software purchased and developed	(91)	(89)
Other investing activities, net	36	31
Net cash used in investing activities	(76)	(366)

Cash flows from financing activities:
Borrowings under lines of credit	—	126
Repayment of borrowings under lines of credit	—	(143)
Borrowings on long-term debt, net of discount	—	699
Principal payments on long-term debt	(120)	(120)
Proceeds from stock options and other common stock transactions	85	1
Excess tax benefit from stock-based compensation	5	—
Repurchase of common stock and acquisition of treasury stock	(251)	—
Dividend payments	(60)	(62)
Other financing activities, net	(8)	(32)
Net cash (used in) provided by financing activities	(349)	469
Effect of exchange rate changes on cash and cash equivalents	(17)	(11)
Net increase in cash and cash equivalents	41	757
Cash and cash equivalents at beginning of year	2,054	1,093
Cash and cash equivalents at end of period	$2,095	$1,850

EXHIBIT 99.1

Non-GAAP Financial Measures

The following tables reconcile non-GAAP financial measures of operating income, earnings before interest and taxes (EBIT) and free cash flow, to the respective most directly comparable financial measure calculated and presented in accordance with GAAP. CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

Management uses operating income to evaluate financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing reconciliation between operating income and income from continuing operations, before taxes. Management uses free cash flow as one of the factors in reviewing the overall performance of the business. Management compensates for the limitations of this non-GAAP measure by also reviewing the GAAP measures of operating, investing and financing cash flows as well as debt levels measured by the debt-to-total capitalization ratio.

GAAP Reconciliations

Operating Income
(preliminary and unaudited)

CSC defines operating income as revenue less costs of services, depreciation and amortization expense, restructuring costs and segment selling, general and administrative (SG&A) expense, excluding corporate G&A. Operating margin is defined as operating income as a percentage of revenue. Pre-tax margin is defined as income from continuing operations, before taxes as a percentage of revenue. A reconciliation of consolidated operating income to income from continuing operations, before taxes is as follows:

	Quarter Ended		Six Months Ended
(Amounts in millions)	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
Operating income	$338	$262	$647	$413
Corporate G&A	(68)	(70)	(132)	(130)
Interest expense	(35)	(46)	(74)	(90)
Interest income	3	5	7	10
Other income (expense), net	(22)	11	(21)	(1)
Income from continuing operations before taxes	$216	$162	$427	$202

Operating margin	10.6%	7.4%	10.0%	5.8%
Pre-tax margin	6.8%	4.6%	6.6%	2.8%

Earnings Before Interest and Taxes
(preliminary and unaudited)

CSC defines EBIT as revenue less costs of services, selling, general and administrative expenses, depreciation and amortization, restructuring costs, and other income (expense). EBIT margin is defined as EBIT as a percentage of revenue. Reconciliation of EBIT to income from continuing operations is as follows:

	Quarter Ended		Six Months Ended
(Amounts in millions)	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
Earnings before interest and taxes	$248	$203	$494	$282
Interest expense	(35)	(46)	(74)	(90)
Interest income	3	5	7	10
Income taxes	(70)	(46)	(136)	(65)
Income from continuing operations	$146	$116	$291	$137

EBIT margin	7.8%	5.8%	7.7%	3.9%

EXHIBIT 99.1

Free Cash Flow
(preliminary and unaudited)

CSC defines free cash flow as equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments (including short-term investments and purchase or sale of available for sale securities), and (3) payments on capital leases and other long-term asset financings. A reconciliation of free cash flow to net cash provided by operating activities is as follows:

	Quarter Ended		Six Months Ended
(Amounts in millions)	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
Net cash provided by operating activities	$270	$444	$483	$665
Net cash used in investing activities	25	(187)	(76)	(366)
Acquisitions, net of cash acquired	27	34	27	34
Business dispositions	(176)	—	(232)	(2)
Short-term investments	—	—	(5)	—
Payments on capital leases and other long-term asset financings	(60)	(54)	(120)	(119)
Free cash flow	$86	$237	$77	$212